AGCA, Inc.  Certified Public Accountants

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Pre-effective Amendment No. 1 to Registration Statement on Form F-3 of Highway Holdings Limited to be filed with the Securities and Exchange Commission on or about December 7, 2010, of our report dated June 29, 2010 on our audit of the consolidated financial statements of Highway Holdings Limited and subsidiaries as of and for the year ended March 31, 2010 included in the annual report on Form 20-F of Highway Holdings Limited filed with the Securities and Exchange Commission on June 29, 2010.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ AGCA, Inc.
Arcadia, California
December 7, 2010

411 E. Huntington Drive, Suite 308, Arcadia, CA 91006
Phone: (626) 446-4000  •  Fax: (626) 446-4002  •  E-mail: info@agcacpa.com